                                                             EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                      Three months ended
                                                           July 31,
                                                     1997             1996
Weighted average shares outstanding                2,020,156        2,020,156
Net effect of dilutive stock options -
based on the treasury stock method
using average market price                            34,513           18,109
                                                   2,054,669        2,038,265

Net income                                        $  381,357       $  252,424

Net income per share                              $     0.19       $     0.12
